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                                                                    EXHIBIT 99.1

                        [IDINE REWARDS NETWORK INC. LOGO]

P    R    E    S    S                            R    E    L    E    A    S    E


                                                CONTACTS:

                                                Stephen E. Lerch
                                                Chief Operating Officer, Dining
                                                Chief Financial Officer
                                                iDine Rewards Network Inc.
                                                (305) 892-3306

                                                Allan Jordan/Margot Olcay
                                                The Global Consulting Group
                                                (646) 284-9400

                  iDINE REWARDS NETWORK INC. OUTLINES FINANCIAL
                         EXPECTATIONS FOR THIRD QUARTER


Chicago, IL - October 7, 2003 -- iDine Rewards Network Inc., (AMEX: IRN), one of the nation's leading providers of loyalty and rewards programs, today outlined its expectations for earnings in the third quarter ended September 30, 2003.
The Company expects its third quarter earnings to be within the range of consensus analyst estimates of $0.16 to $0.17 per share, on gross revenues of $89 to $90 million.

Commenting on the quarter, George S. Wiedemann, President and Chief Executive Officer of iDine Rewards Network, said, "while we are continuing to see strong year-over-year growth in our dining operations, gross revenues during the third quarter were affected, in part, by two unanticipated events: the blackout in August that impacted key markets from New York and Connecticut west to Michigan and Ohio and Hurricane Isabel that impacted North Carolina, Virginia, Maryland and Pennsylvania. We expect to meet analysts' consensus earnings estimates for the third quarter on lower revenues than we had estimated through the careful management of the business and expenses. We continue to experience strong transaction volume in our dining rewards programs and we believe we are well positioned to achieve at least 20% revenue growth for the whole year."

The Company expects to release its 2003 third quarter earnings and hold its regular quarterly conference call on October 22, 2003. Management will be available at that time to provide comments on results for the quarter.

iDine Rewards Network, based in Chicago, Illinois offers its members savings and rewards programs via means of its registered credit card platform. The Company currently has 20.4 million credit cards registered through 15.4 million enrolled accounts. Incentives are offered through the Company's programs, either branded under the name iDine or provided through co-branded and private label partnerships, such as airline frequent flyer dining programs, club memberships or other affinity organizations. Currently more than 10,700 restaurants throughout the United States participate in iDine programs, and the company in May 2003 launched its hotel rewards program with more than 400 fine hotels in 25 markets. iDine Rewards Network's common stock trades on the American Stock Exchange

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under the symbol IRN. Additional information about the iDine Rewards Network can be found at www.idine.com.

Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company's filings with the Securities and Exchange Commission.

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